UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
FORM 8-K
CURRENT REPORT
Pursuant to Section 13 or 15(d) of
The Securities Exchange Act of 1934
Date of report (Date of earliest event reported): June 13, 2007
IDENIX PHARMACEUTICALS, INC.
(Exact name of registrant as specified in its charter)

Delaware	000-49839	45-0478605
(State or other jurisdiction of	(Commission File Number)	(I.R.S. Employer Identification No.)
incorporation or organization)

60 Hampshire Street	02139
Cambridge, MA
(Address of principal executive offices)	(Zip Code)
(617) 995-9800
(Registrant’s telephone number, including area code)
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:
☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02.	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers
On May 31, 2007, the board of directors of Idenix Pharmaceuticals, Inc. (“Idenix”) approved the hiring and retention of Ronald C. Renaud, Jr. as Chief Financial Officer and Treasurer of Idenix, subject to the execution by Mr. Renaud of an employment letter, which became effective June 13, 2007 (the “Employment Letter”). A copy of the Employment Letter is filed herewith as Exhibit 10.1. Mr. Renaud is expected to assume the duties of Chief Financial Officer and Treasurer on June 29, 2007.
Mr. Renaud, age 38, served as chief financial officer and treasurer of Keryx Biopharmaceuticals, Inc., a biopharmaceutical company from February 2006 until his resignation to be effective June 27, 2007. Prior to joining Keryx, from May 2004 to February 2006, Mr. Renaud served as a vice president and senior biotechnology analyst at JP Morgan Securities, where he was responsible for the biotechnology equity research effort, covering all ranges of capitalized biotechnology companies. From September 2003 to May 2004, he was a managing director and senior biotechnology analyst at Schwab Soundview and from May 2001 until September 2003, he served as a managing director and senior biotechnology analyst at Bear Stearns, where he covered companies in the biotechnology and life science tool sectors.
Pursuant to the Employment Letter, Mr. Renaud will receive an annual base salary of $340,000, which amount will be reviewed annually for increase but may not be reduced without his written consent. Mr. Renaud is eligible to receive an annual performance-based target cash bonus equal to 50% of his annual base salary if, in the discretion of the board of directors, annual established performance criteria are satisfied. The actual cash bonus may range from 0% to 200% of the target amount. Mr. Renaud’s annual performance-base target cash bonus percentage may not be reduced without his written consent. Mr. Renaud is also eligible to receive annual equity awards, subject to the achievement of annual performance targets and approval by the board of directors or the compensation committee. It is anticipated that Mr. Renaud’s annual target equity grant for 2007 will consist of an option to purchase 40,000 shares of Idenix common stock. Mr. Renaud’s cash bonus and equity awards will be pro rated for 2007 based upon his hire date.
Mr. Renaud will also receive a signing bonus of $400,000 payable in a lump sum within 30 days of the commencement of his employment. The signing bonus is repayable, in whole or in part, to Idenix by Mr. Renaud if he voluntarily terminates his employment with Idenix or if Idenix terminates his employment for cause (as such term is defined in his Employment Letter), in either case, prior to the second anniversary of the commencement of his employment. In addition, upon commencement of Mr. Renaud’s employment he will be granted an option to purchase 225,000 shares of Idenix common stock, which will vest in 48 equal monthly installments and have an exercise price equal to the fair market value of Idenix’s common stock on the date of grant.
Mr. Renaud’s employment is terminable by either Idenix or Mr. Renaud at any time. If, within the first year of his employment, Mr. Renaud’s employment is terminated by Idenix without cause or by Mr. Renaud for good reason (as such term us defined in his Employment Letter), he is entitled to receive (i) a lump sum payment equal to six months of his annual base salary and (ii) payment of COBRA premiums, which will include group health, dental, disability and life insurance coverage, for a period of up to six months following his termination. If such termination occurs after the first anniversary of his employment commencement, he is entitled to receive (i) a lump sum payment equal to one times his annual base salary plus the greater of (A) his target bonus for the current year or (B) the actual bonus earned in the preceding year, (ii) immediate vesting and exercisability of all outstanding equity awards, and (iii) payment of COBRA premiums, which will include group health, dental, disability and life insurance coverage, for a period of up to 12 months following his termination
In addition to the payments described above, if Mr. Renaud’s employment is terminated by Idenix without cause or by Mr. Renaud for good reason, in each case within one year following a change in control of Idenix, Mr. Renaud is also entitled to an additional lump-sum payment equal to one times his annual base salary plus the greater of (A) his target bonus for the current year or (B) the actual bonus earned in the preceding year.

The foregoing description of the Employment Letter is qualified in its entirety by the text of the Employment Letter which is filed herewith as Exhibit 10.1.
Item 9.01.	Financial Statements and Exhibits
Exhibits

10.1	Employment Letter, dated June 13, 2007, by and between Idenix Pharmaceuticals, Inc. and Ronald C. Renaud, Jr.

SIGNATURES
     Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the Registrant has duly caused this report to be signed by the undersigned hereunto duly authorized.

IDENIX PHARMACEUTICALS, INC.
Date: June 19, 2007	By:	/s/ John Weidenbruch
John Weidenbruch
Executive Vice President and General Counsel

EXHIBIT INDEX

Exhibit No.	Description

10.1	Employment Letter, dated June 13, 2007, by and between Idenix Pharmaceuticals, Inc. and Ronald C. Renaud, Jr.